Exhibit 99.1


                               NEWS RELEASE

For Immediate Release                                Contact:  Flecia Braswell
June 26, 2003                           Vice President / Director of Marketing
                                                                  850-671-0406
                                                     www.mycapitalcitybank.com

                  CAPITAL CITY BANK GROUP, INC. ANNOUNCES
                        FOUR NEW BOARD MEMBERS AND
              APPOINTMENT OF WILLIAM G. SMITH, JR. AS CHAIRMAN

     TALLAHASSEE, FLORIDA - Capital City Bank Group, Inc. (NASDAQ: CCBG) announced the election of four new members to the Board of Directors. The new members are: Frederick Carroll, III, J. Everitt Drew, and Dr. Henry Lewis, III, all from Tallahassee, Florida; and Ruth A. Knox from Macon, Georgia.
     Frederick Carroll, III, CPA is the Managing Partner of Carroll and Company, a Tallahassee based CPA firm specializing in tax and audit. Mr. Carroll is a 1972 graduate of Furman University and received his Masters of Accounting from Florida State University in 1976.
     J. Everitt Drew is the President of St. Joe Land Company where his duties include overseeing the sale and development efforts of several hundred thousand acres of St. Joe property in northwest Florida and southwest Georgia. Mr. Drew is a 1977 graduate of Stetson University.
     Ruth A. Knox, a prominent north Georgia attorney, currently serves as President of Wesleyan College, Macon, Georgia. Ms. Knox, a 1975 graduate of Wesleyan College and a 1978 graduate of the University of Georgia Law School, practiced law in Atlanta and Macon for 25 years before assuming the presidency of Wesleyan College in 2003.
     Henry Lewis, III, serves as Dean of the College of Pharmacy and Pharmaceutical Sciences at Florida A&M University. Dr. Lewis received a degree in Pharmacy from FAMU in 1971 and his Doctorate of Pharmacy from Mercer University in 1978.
     "I am pleased with the new additions to the Capital City Bank Group Board. The individuals represent an abundance of diverse talent and bring a wealth of knowledge that will complement the existing Board very well," said William G. Smith, Jr., President and Chief Executive Officer of Capital City Bank Group. The new Board members will begin service on July 1, 2003.
     The Board of Directors also announced the election of William G. Smith, Jr., as Chairman of Capital City Bank Group in addition to his duties as President & CEO. DuBose Ausley had been Chairman or President of Capital City Bank or Capital City Bank Group since 1975 and has been actively involved since his election as a director in 1964. Mr. Ausley, who will continue to serve on the Board as Chairman of the Executive Committee, said, "This is a natural addition to Bill's responsibilities and Capital City's super-community bank strategy. It is no secret his leadership and vision have been integral to the Bank's success, culminating with the most profitable year in the Bank's history in 2002." Ausley continued, "Capital City's new Board members will have the opportunity to begin their tenure with Bill serving as Chairman."
     "Duby Ausley has been a role model my entire banking career as a business leader in Tallahassee and across the Southeast," Smith said. "He has been a tremendous asset to Capital City Bank Group as Chairman, and I am grateful for his leadership, vision, and dedicated service. Duby wanted to step down as Chairman several years ago, but the Board and I asked him to continue because he and Capital City Bank are synonymous."
     Ausley represents the fourth generation of his family to be involved with Capital City Bank. Ausley's great grandfather founded Capital City Bank in 1895 and his father served on the Board for more than 17 years.
     Capital City Bank Group, Inc. is a $1.9 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, credit cards, data processing, and securities brokerage services. Capital City Bank has 53 banking offices, four mortgage lending offices, 70 ATMs and 10 Bank 'N Shop locations in 22 counties in Florida, Georgia, and Alabama.

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